Exhibit 10.1

June 16, 2023

deMarquette Kent

At the Address on File with the Company

Re: Interim Chief Executive Officer Agreement

Dear Mark:

On behalf of Cano Health, Inc. (the “Parent”) and Cano Health LLC (the “Company” and together with the Parent, the “Company Group”), I am pleased to offer you the position of Chief Executive Officer of the Company Group on an interim basis (“Interim Chief Executive Officer”) on the terms and conditions set forth in this letter agreement (this “Agreement”). You agree to accept this responsibility while we engage in a search for a permanent Chief Executive Officer. You may accept this Agreement by signing and returning a copy of this Agreement to the Company Group as provided below.

1. Term of Service. You agree to provide the services required under this Agreement for a period commencing on June 16, 2023 (the “Effective Date”) and continuing until the date on which a permanent Chief Executive Officer commences employment with the Company Group, which is expected to be on or around January 1, 2024, but which may be prior to or following such date (such period, the “Transition Period”). You and the Company are party to an employment agreement, dated December 9, 2022 (your “Employment Agreement”). Notwithstanding anything to the contrary in your Employment Agreement, the terms of this Agreement shall apply during the Transition Period in addition to the terms of the Employment Agreement, and in the event any provision of this Agreement is inconsistent with the Employment Agreement, the terms of this Agreement shall control. Upon the expiration of Transition Period, your duties, authority and responsibilities and reporting relationships, and all other terms and conditions of the Employment Agreement shall return to those in effect immediately prior to the Effective Date, unless explicitly set forth herein or as mutually agreed in writing by you and the Company Group.

2. Position and Duties. During the Transition Period, you shall serve as Interim Chief Executive Officer of the Company Group, reporting exclusively to the Board of Directors of the Parent (the “Board”) and no other officer or employee of the Parent or any of its subsidiaries. Your duties, responsibilities, and authority as Interim Chief Executive Officer shall be consistent with the duties, responsibilities and authorities of Chief Executive Officers of companies of similar size and industry, as prescribed by the Board in accordance with the By-Laws of the Parent. For the avoidance of doubt, in no event shall your exercise of the duties, responsibilities, or authorities prescribed hereunder, nor any other action by you in compliance with this Agreement, be construed as a breach of the Employment Agreement, or any other agreement between yourself and any member of the Company Group or their subsidiaries.

3. Interim CEO Compensation. In consideration for services to the Company Group during the Transition Period, you shall receive the compensation and benefits as set forth in this Section 3, which, for the avoidance of doubt, other than the Base Salary, shall be in addition to, and not in lieu of, any compensation and benefits contained in the Employment Agreement, but shall not result in a duplication of compensation or benefits. Upon the expiration of the Transition Period, other than as explicitly set forth herein or unless mutually agreed in writing by you and the Company Group, (i) your Base Salary and Incentive Compensation shall remain at the levels set forth in Section 3(a) and 3(b), respectively, and (ii) your long-term incentive opportunity set forth in Section 3(c) shall return to the level in effect immediately prior to the Effective Date.

a. Base Salary. The Company shall pay you a monthly base salary at the rate of $39,583 ($475,000 annualized), commencing as of the Effective Date (the “Base Salary”) and continuing for the duration of the Term (as defined in the Employment Agreement), which shall be paid to you in equal biweekly installments, less applicable taxes, withholdings and deductions.

b. Incentive Compensation. You will be eligible to receive cash incentive compensation as determined by the Board or the compensation committee thereof (the “Compensation Committee”) from time to time (“Incentive Compensation”). Your target annual Incentive Compensation in respect of the Company’s 2023 fiscal year shall be $325,000. Your target annual Incentive Compensations in respect of each successive fiscal year of the Term (as defined in the Employment Agreement) shall be determined by the Board or the Compensation Committee at a comparable level to other executive officers of the Company Group, and in accordance with any Incentive Compensation plan that may be in effect for you from time to time. The actual amount of your annual Incentive Compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable Incentive Compensation plan that may be in effect for you from time to time, which terms shall generally be no less favorable than the terms of any Incentive Compensation plan applicable to other executive officers of the Company Group. Except as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in an applicable Incentive Compensation plan, you must be employed by the Parent or any of its subsidiaries on the date such Incentive Compensation is paid.

c. Annual Equity Award. Subject to approval by the Board or Compensation Committee, you will be eligible to receive an annual equity award in respect of the Company’s 2023 fiscal year with a target value of $1,500,000 at substantially the same time as annual equity awards are granted to other executive officers of the Parent in calendar year 2024, which shall be subject to the terms and conditions of the 2021 Stock Option and Incentive Plan (the “Plan”) and the award agreement thereunder. The equity awards granted to you pursuant to this Section 3(c) shall be subject to your continued employment with the Parent or any of its subsidiaries through the date of grant, but without regard to any expiration of the Transition Period prior to such date.

d. One-Time Equity Award. As additional consideration for your service under this Agreement, within thirty (30) days following the Effective Date, Parent will grant you a number of restricted stock units (“RSUs”) of Parent as is determined by dividing $1,500,000 by the average per share closing price of a share of Parent’s Class A common stock during the twenty (20) trading days prior to and including the Effective Date. The RSUs will be subject to the terms and conditions of the Plan and the award agreement thereunder, which will provide that the RSUs will vest in full on the first anniversary of the Effective Date, subject to your continued employment with the Parent or any of its subsidiaries through such date.

e. For the avoidance of doubt, nothing contained herein, nor the expiration of the Transition Period, shall effect the terms and conditions of, and your rights to, the Retention Bonus (as defined in the Employment Agreement) or the Deferred Compensation (as defined in that certain Asset Purchase Agreement, dated as of December 13, 2022, by and among you, the Company Group and the other parties thereto).

4. Indemnification.

a. As Interim Chief Executive Officer, you will be covered by (a) the indemnification provisions under the Parent’s Certificate of Incorporation and other governing instruments, as in effect from time to time, on terms and conditions no less favorable than those provided to other directors and executive officers of the Company Group and (b) any contract of directors and officers liability insurance that covers other directors and executive officers of the Company Group, with coverage that is no less favorable than that provided to other directors and executive officers of the Company Group.

b. Capitalized terms used in this Section 4(b) that are not otherwise defined in this Agreement shall have the meaning ascribed to them in the Parent’s Certificate of Incorporation (the “Certificate”). The Parent shall advance all Expenses incurred by or on behalf of you in connection with any Proceeding in which you are involved by reason of your Corporate Status within thirty (30) days after the receipt by the Parent of a written statement from you requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by you and shall be preceded or accompanied by an undertaking by or on behalf of you to repay any Expenses so advanced if it shall ultimately be determined that you are not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Parent shall advance all Expenses incurred by or on behalf of you seeking advancement of expenses hereunder in connection with a Proceeding initiated by you only if such Proceeding (including any parts of such Proceeding not initiated by you) was (i) authorized by the Board, or (ii) brought to enforce your rights to indemnification or advancement of Expenses under the Certificate.

5. Acknowledgement. Except as set forth herein, all of the terms and conditions set forth in your Employment Agreement are unchanged and shall remain in full force and effect and are hereby ratified and confirmed by you and the Company. Accordingly, you reaffirm the restrictive covenants set forth in Section 5 of your Employment Agreement and acknowledge that such covenants will continue in accordance with their terms. In addition, you acknowledge and agree that neither the execution of this Agreement, nor any change to the terms of your Employment Agreement herein (for the avoidance of doubt, including the changes to salary, duties, authority and responsibilities and reporting relationships upon the expiration of the Transition Period) shall constitute a termination without “Cause” or grounds for resignation with “Good Reason” under the Employment Agreement, or give rise to any benefits payable thereon.

6. Choice of Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of Florida.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Signed counterparts of this Agreement may be delivered by email or scanned portable document format image, and the email or scanned signature of any party shall be considered to have the same binding legal effect as an original signature.

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Very truly yours,

CANO HEALTH LLC

/s/ Frederick Green
Frederick Green Interim Chief Legal Officer

CANO HEALTH, INC.

/s/ Frederick Green
Frederick Green Interim Chief Legal Officer

Accepted and agreed:

/s/ deMarquette Kent deMarquette Kent

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